Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Forms S-3 (Nos. 333-113557 and 333-119266) and Forms S-8 (Nos. 333-137397, 333-119271, 333-118090, 333-104685, 333-69116, 333-52512, 333-95673, 333-92173, 333-58183, 333-77321, 333-02889, 333-00779 and 333-14241) of Adaptec, Inc. of our report dated December 21, 2007, except for Note 10 as to which the date is October 17, 2008, with respect to the financial statements of Aristos Logic Corporation for the year ended September 30, 2007 included in this Current Report on Form 8-K/A of Adaptec, Inc.

/s/ Ernst and Young LLP
Orange County, California

October 17, 2008